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                                                                    Exhibit 10.9
                                                                    ------------
August 21, 1997


Mr. Peter Fuller
8008 Maple Drive
Urbandale, IA 50322

Dear Peter:

I enjoyed speaking with you today and we are excited by the prospect of having you join us. Our vision is to make CuraGen nothing less than the world's leading genomics company, supported by a strong financial base and a world-class team of scientists and engineers. When I speak of a strong financial base", I am speaking of achieving an envious revenue flow through strategic alliances that assure our long-term viability and success. As we proceed in the months and years ahead, initially with our strategic alliances and initial public offering, your talents and experience will be an integral part of our success.

The purpose of this letter is to make a formal offer to you, as follows:

          1.  POSITION.
              --------

              Commencing October 1, 1997 (or as soon as possible), you shall have the title of Vice President of Corporate Development. Initial responsibilities will be to structure and execute a majority of CuraGen's strategic alliances, in close collaboration with Jonathan and me.

          2.  COMPENSATION.
              ------------

              We offer an initial salary of $115,000, plus such bonuses (which may represent a sizable portion of compensation) as the Board of Directors may, in its discretion, award from time to time.

              As you are aware, it is contemplated that CuraGen will conclude an initial public offering in the near future. The IPO, once concluded, will cause expanded responsibilities to be placed upon you. Accordingly, in contemplation of the IPO, the Board of Directors will review with you during the IPO process your compensation, and, together with you, define an enhanced compensation package to be effective upon conclusion of the IPO.

          3.  INCENTIVE COMPENSATION.
              ----------------------

              In order to provide a further incentive for you to extend your best efforts on behalf of CuraGen, the Board of Directors would grant to you an option
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              to purchase 80,000 shares of CuraGen Common Stock, exercisable at a price of $7.50 per share. The stock option plan and a form of option agreement, as prepared by our counsel, will be forwarded to you for your review, if so requested. The option agreement will provide for certain restrictions in your ability to exercise such option (for example, vesting of 10,000 shares upon commencement of employment, 15,000 shares on each of the first three anniversary dates of your commencement of employment and 25,000 on the fourth anniversary date) or to sell the underlying shares of stock if exercised, in order to better insure your continued employment with CuraGen.

          4.  OTHER.

              CuraGen will provide for your reasonable expenses in relocating to Connecticut, including those costs associated with house hunting (hotel, etc.), closing costs, and other related expenses. You will be eligible for our standard benefit package.

I trust that you will want to take some time to consider this offer, to talk to family and friends and perhaps to further discuss the terms with us. We believe your addition to CuraGen will enhance our success and CuraGen's management team. I look forward to your response.

Very truly yours,

CURAGEN CORPORATION


/s/  Gregory T. Went                 Accepted as Proposed:  /s/ Peter A. Fuller
--------------------
Gregory T. Went, Ph.D.               August 26, 1997
Executive Vice President

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